UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2010

MORRIS PUBLISHING GROUP, LLC
(Exact Name of Registrant as Specified in Its Charter)

Georgia
(State or other jurisdiction of incorporation)

333-112246	26-2569462
(Commission File Number)	(IRS Employer Identification No.)

725 Broad Street; Augusta, Georgia	30901
(Address of Principal Executive Offices)	(Zip Code)

(706) 724-0851
(Registrants’ Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Items

As required by the "Indenture" to the Floating Rate Secured Notes Due 2014 dated March 1, 2010 (the "New Notes"),  Morris Publishing Group, LLC ("Morris Publishing") is required to use its monthly positive operating cash flow, net of permitted cash flow adjustments, ("Excess Free Cash Flow") to repay any amounts outstanding on its working capital facility, and then to redeem (on a prorata basis) the New Notes.

Applying this requirement with respect to Morris Publishing's monthly period ending October 31, 2010, Morris Publishing redeemed $1,190,204 in principal amount of the New Notes on December 15, 2010, the referenced period's Excess Cash Flow Payment Date (as defined in the Indenture). On December 13, 2010, Morris Publishing delivered a certificate to the Trustee under the Indenture stating that $1,190,204 of the New Notes will be redeemed on the December 15, 2010 Excess Cash Flow Payment Date.

The table below summarizes all of the principal redemption and interest payments subsequent to the March 1, 2010 issuance date of the New Notes:

(dollars in thousands)	Beginning Principal Outstanding	Principal Redeemed	Interest Paid	Ending Principal Outstanding	Payment Date

Quarterly interest payment	$100,000	$-	$833	$100,000	4/1/10
Excess cash-Tranche A repayment	100,000	3,211	21	96,789	4/23/10
Excess cash-Tranche B refinance	96,789	1,760	24	95,029	5/21/10
Excess Free Cash Flow-May	95,029	1,016	22	94,013	6/17/10
Quarterly interest payment	94,013	-	2,350	94,013	7/1/10
Excess Free Cash Flow-June	94,013	2,803	14	91,210	7/19/10
Excess Free Cash Flow-July	91,210	-	-	91,210	8/24/10
Excess Free Cash Flow-August	91,210	1,094	24	90,116	9/17/10
Quarterly interest payment	89,692	-	2,254	89,692	10/1/10
Excess Free Cash Flow-September	90,116	424	2	89,692	10/19/10
Excess Free Cash Flow-October	89,692	1,993	27	87,698	11/18/10
Excess Free Cash Flow-November	$87,698	1,190	25	$86,508	12/15/10
Total-year to date		$13,491	$5,597

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2010	MORRIS PUBLISHING GROUP, LLC

	By:	/s/ Steve K. Stone
Steve K. Stone Senior Vice President and Chief Financial Officer